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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name Of Subsidiary	Jurisdiction of Organization	Year of Formation
AZUR Environmental Limited	United Kingdom	1990

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT